ATTORNEYS AT LAW
ONE INDEPENDENT DRIVE, SUITE 1300 JACKSONVILLE, FL 32202-5017 P.O. BOX 240 JACKSONVILLE, FL 32201-0240 904.359.2000 TEL 904.359.7699 FAX www.foley.com CLIENT/MATTER NUMBER 040521-0252
June 4, 2007

Regency Centers, L.P.
One Independent Drive, Suite 114
Jacksonville, Florida 32202

Re:	Registration Statement on Form S-3

Gentlemen:

        This opinion is being furnished in connection with the Registration Statement on Form S-3 (SEC File No. 333-125886) of Regency Centers, L.P. (the “Issuer”) and Regency Centers Corporation, as guarantor (“Regency”), under the Securities Act of 1933, as amended (the “Securities Act”), for the issuance of (a) $400,000,000 aggregate principal amount of 5.875% Notes Due June 15, 2017 of the Issuer (the “Notes”) and (b) the guarantee of Regency with respect to the Notes (the “Guarantees”), to be issued against payment therefor.

        In connection with the issuance of such securities, we have examined and are familiar with: (a) the agreement of limited partnership of the Issuer, as presently in effect, (b) the articles of incorporation and bylaws of Regency, as presently in effect, (c) the proceedings of and actions taken by the Board of Directors of Regency, as general partner of the Issuer, in connection with the issuance and sale of the Notes, (d) the proceedings of and actions taken by the Board of Directors of Regency, on its own behalf, in connection with the issuance of the Guarantees and (e) such other records, certificates and documents as we have considered necessary or appropriate for purposes of this opinion.

        1.        The Notes have been duly authorized, and when duly executed, authenticated, issued and delivered against payment therefor, will constitute valid and legally binding obligations of the Issuer enforceable in accordance with their terms, subject, as to enforcement, to bankruptcy, fraudulent transfer, equitable subordination, fair dealing, insolvency, reorganization and other laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

        2.        The Guarantees have been duly authorized, and when duly executed, issued and delivered by Regency and, when the Notes have been issued and authenticated, will constitute valid and legally binding obligations of Regency enforceable in accordance with their terms, subject, as to enforcement, to bankruptcy, fraudulent transfer, equitable subordination, fair dealing, insolvency, reorganization and other laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

        We assume no obligation to supplement this opinion letter if any applicable law changes after the date hereof or if we become aware of any fact that might change the opinions expressed herein after the date hereof.

BOSTON BRUSSELS CHICAGO DETROIT JACKSONVILLE	LOS ANGELES MADISON MILWAUKEE NEW YORK ORLANDO	SACRAMENTO SAN DIEGO SAN DIEGO/DEL MAR SAN FRANCISCO SILICON VALLEY	TALLAHASSEE TAMPA TOKYO WASHINGTON, D.C.

Regency Centers, L.P.
June 4, 2007

        We hereby consent to the inclusion of this opinion as Exhibit 5.1 in said Registration Statement and to the reference to this firm under the caption “Legal Matters” in the prospectus and any supplements thereto. In giving this consent we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules or regulations of the Securities and Exchange Commission promulgated thereunder.

Sincerely,
FOLEY & LARDNER LLP /s/